Exhibit 23.5

Consent of Independent Auditors

The Member

NRG Solar Kansas South LLC:

We consent to the use of our report dated April 29, 2014, with respect to the balance sheet of NRG Solar Kansas South LLC as of December 31, 2013, and the related statements of operations and comprehensive income, member’s equity, and cash flows for the period from May 13, 2013 (acquisition) to December 31, 2013, and incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Philadelphia, Pennsylvania

January 16, 2015